EXHIBIT 15.3


              DISTRIBUTION ASSISTANCE AGREEMENT FOR CLASS A SHARES
              ----------------------------------------------------

     AGREEMENT made this 21st day of August, 1995 between RODMAN & RENSHAW, INC., a corporation (hereinafter called the "Distributor") and THE JEFFERSON FUND GROUP TRUST, a Delaware business trust (the "Trust").

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the Trust is in the process of registering as an open-end management investment company under the Investment Company Act of 1940 (the "Act");

     WHEREAS, Jefferson Growth and Income Fund (the "Fund") is a "series" of the Trust as that term is contemplated under the Act;

     WHEREAS, the Trust and the Distributor are parties to a Distribution Agreement with respect to the Fund (the "Distribution Agreement") pursuant to which the Distributor is the agent for the Trust for the distribution of shares of the Trust's Class A Common Stock (the "Stock");

     WHEREAS, the Distribution Agreement provides that the Distributor will pay certain expenses in connection with the distribution of the Stock;

     WHEREAS, the Trust and the Distributor recognize that the compensation to be received by the Distributor pursuant to the Distribution Agreement will be inadquate for it to provide the services required to be performed by it and pay the expenses required to be paid by it pursuant to the Distribution Agreement; and

     WHEREAS, the Trust has adopted a Distribution and Servicing Plan with respect to Class A Shares (the "Shares") of the Fund (the "Distribution and Servicing Plan") pursuant to Rule 12b-1 under the Act which contemplates the payment by the Trust out of assets belonging to the Fund of a servicing fee for distribution of the Shares, which fee shall be in addition to the payments to the Distributor pursuant to the Distribution Agreement.

     NOW, THEREFORE, the Trust and the Distributor mutually agree and promise as follows:

     1.   COMPENSATION OF DISTRIBUTOR.
          ---------------------------

     The Trust shall pay the Distributor out of assets belonging to the Fund compensation for servicing services as provided in Paragraph 1 of the Distribution and Servicing Plan, which compensation shall be in addition to that provided in Section 4 of the Distribution Agreement. The Distributor agrees that such additional compensation shall be used to make the expenditures permitted by Paragraph 2 of the Distribution and Servicing Plan.

     2.   REPORTS.
          -------

     The Distributor agrees to provide the reports and certifications required by Paragraph 5 of the Distribution and Servicing Plan.

     3.   DURATION AND TERMINATION.
          ------------------------

     This Agreement shall become effective as of August 21, 1995. Unless terminated as herein provided, this Agreement shall remain in full force and effect until August 21, 1997 and shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (a) by either the trustees of the Fund or by a vote of a majority of the outstanding voting shares (as defined in the Act) of the Fund, and (b) in either event, by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party and who have no direct or indirect financial interest in this Agreement or in the operation of the Distribution and Servicing Plan or in any agreement related thereto, cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Trust or by the Distributor on sixty (60) days' written notice to the other party. The Trust may effect such termination by a vote of (i) a majority of the Trustees of the Trust, (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in this Agreement or in any agreement related to the Distribution and Servicing Plan under the Act, or (iii) a majority of the outtanding voting securities (as defined in the Act) of the Fund.

     4.   MISCELLANEOUS.
          --------------

     (a) This Agreement shall be construed in accordance with the laws of the state of Illinois, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Securities Act of 1933, the Securities Exchange Act of 1934 or any rule or order of the Securities and Exchange Commission thereunder.

     (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     (d) The obligations of the Trust and the Distributor under the Distribution Agreement shall not be affected by this Distribution Assistance Agreement for Class A Shares.

     IN WITNESS WHEREOF, the parties hereto have caused this Distribution Assistance Agreement to be executed on the day first above written.


                                  THE JEFFERSON FUND GROUP TRUST

                                  By:   /s/ Keith F. Pinsoneault
                                        -----------------------------
                                  Its:    President



                                   RODMAN & RENSHAW, INC.

                              By:   /s/ Keith F. Pinsoneault
                                    ---------------------------------
                              Its:    Chief Operating Officer